SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549
                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934

                                   Bolle Inc.
                                (Name of Issuer)

                     Common Stock, Par Value $.01 Per Share
                         (Title of Class of Securities)

                                    097937106
                      (CUSIP Number of Class of Securities)

                                  May 18, 1999
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[  ]  Rule 13d-1(b)            [X]  Rule 13d-1(c)            [  ]  Rule 13d-1(d)

                                CUSIP NO.  097937106

________________________________________________________________________________

1)   Name and I.R.S. Identification No. of Reporting Person (entities only)

     Wynnefield Partners Small Cap Value, L.P.  13-3688497
________________________________________________________________________________

2)   Check the Appropriate Box if a Member of a Group (See Instructions)

   (a) _________________________________________________________________________

   (b) [X] Reporting Person is affiliated with other persons (see pages 2 and 3)

________________________________________________________________________________

3)   SEC USE ONLY

________________________________________________________________________________

4)  Citizenship or Place of Organization    Delaware

________________________________________________________________________________


________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           153,884
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         153,884
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH
________________________________________________________________________________

9)   Aggregate Amount Beneficially Owned By Each Reporting Person 153,884 shares

________________________________________________________________________________

10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares |_| (See Instructions)

________________________________________________________________________________

11)  Percent of Class Represented by Amount in Row (9) 2.23

________________________________________________________________________________

12)  Type of Reporting Person (See Instructions) PN

________________________________________________________________________________

                               (Page 1 of 5 Pages)

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549
                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934

                                   Bolle Inc.
                                (Name of Issuer)

                     Common Stock, Par Value $.01 Per Share
                         (Title of Class of Securities)

                 097937106 (CUSIP Number of Class of Securities)

                                  May 18, 1999
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [  ]  Rule 13d-1(b)       [X]  Rule 13d-1(c)          [  ]  Rule 13d-1(d)

                                CUSIP NO. 097937106

________________________________________________________________________________

1)   Name and I.R.S. Identification No. of Reporting Person (entities only)

          Wynnefield Partners Small Cap Value,  L.P. - I  13-3953291

________________________________________________________________________________

2)   Check the Appropriate Box if a Member of a Group (See Instructions)

   (a)  ______________________________________________________________________

   (b) [X] Reporting Person is affiliated with other persons (see pages 1 and 3)

________________________________________________________________________________

3)  SEC USE ONLY

________________________________________________________________________________

4)  Citizenship or Place of Organization   Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           158,014
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         158,014
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH
________________________________________________________________________________

9)   Aggregate Amount Beneficially Owned By Each Reporting Person 158,014 shares

________________________________________________________________________________

10) Check Box If The Aggregate Amount in Row (9) Excludes Certain Shares |_| (See Instructions)

________________________________________________________________________________

11)   Percent of Class Represented by Amount in Row (9)  2.29

________________________________________________________________________________


12)  Type of Reporting Person (See Instructions) PN

________________________________________________________________________________

                              (Page 2 of 5 Pages)

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549
                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934

                                   Bolle Inc.
                                (Name of Issuer)

                     Common Stock, Par Value $.01 Per Share
                         (Title of Class of Securities)

                                    097937106
                      (CUSIP Number of Class of Securities)

                                  May 18, 1999
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

       [  ]  Rule 13d-1(b)       [X]  Rule 13d-1(c)          [  ]  Rule 13d-1(d)

                                CUSIP NO.  097937106

________________________________________________________________________________

1)   Name and I.R.S. Identification No. of Reporting Person (entities only)

Wynnefield Small Cap Value Offshore Fund, Ltd. (No IRS Identification No.)
________________________________________________________________________________

2)   Check the Appropriate Box if a Member of a Group (See Instructions)

   (a) _________________________________________________________________________

   (b) [X] Reporting person is affiliated with other persons (see pages 1 and 2)

________________________________________________________________________________

3)  SEC USE ONLY

________________________________________________________________________________

4)  Citizenship or Place of Organization  Cayman Islands

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           79,166
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         79,166
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH
________________________________________________________________________________

9)   Aggregate Amount Beneficially Owned By Each Reporting Person 79,166 Shares

________________________________________________________________________________

10) Check Box If The Aggregate Amount in Row (9) Excludes Certain Shares |_| (See Instructions)

________________________________________________________________________________

11)  Percent of Class Represented by Amount in Row (9) 1.15

________________________________________________________________________________

12)  Type of Reporting Person (See Instructions) CO

________________________________________________________________________________

                              (Page 3 of 5 Pages)

Item 1(a).  Name of Issuer:

            Bolle Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:

            555 Theodore Fremd Avenue, Suite B 302, Rye, New York 10580

Item 2(a).  Names of Persons Filing:

            Wynnefield Partners Small Cap Value,L.P. ("Partners")

            Wynnefield Partners Small Cap Value, L.P.I ("Partners I")

            Wynnefield Partners Small Cap Offshore Fund, Ltd. ("Fund")

Item 2(b).  Address of Principal Business Office or, if none, Residence:

            One Penn Plaza, Suite 4720, New York, NY 10119

Item 2(c).  Citizenship:

            Partners and Partners I are Delaware limited partnerships

            Fund is a Cayman Islands company

Item 2(d).  Title of Class of Securities:

            Common Stock, par value $.01 per share

Item 2(e).  CUSIP Number:  097937106

Item 3.     If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
            (c), check whether the person filing is: None of the reporting persons is an entity specified in Rule 13d-1(b)(1)(ii).

            If this statement is filed pursuant to Rule 13d-1(c), check this box |X|.

Item 4.     Ownership:

            (a)  Amount beneficially owned by all reporting persons: 391,064
                 Shares

            (b)  Percent of class: 5.67

            (c)  Number of shares as to which the reporting persons have:

                (i)  sole power to vote or to direct the vote 391,064 Shares

                (ii) shared power to vote or to direct the vote --

                (iii) sole power to dispose or to direct the disposition 391,064

                (iv) shared power to dispose or to direct the disposition --


Item 5.     Ownership of Five Percent or Less of a Class.

            Not applicable.

                               (Page 4 of 5 Pages)

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

            Not applicable.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

            Not applicable.


Item 8.     Identification and Classification of Members of the Group.

            None of the reporting persons who have filed this schedule is a person in clause (ii) ofss.240.13d-1(b)(1).

Item 9.     Notice of Dissolution of Group.

            Not applicable.

Item 10.    Certifications.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection or as a participant in any transaction having that purpose or effect.


Dated:  May 20, 1999


                          WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P.
                          WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P. - I

                          By: WYNNEFIELD CAPITAL MANAGEMENT, LLC


                          By: /S/ Nelson Obus
                              ------------------------------------
                              Nelson Obus, Managing Member


                          WYNNEFIELD SMALL CAP VALUE OFFSHORE FUND, LTD.

                          By:  Wynnefield Capital, Inc.

                                By: /S/ Nelson Obus
                                     --------------------------------
                                     Nelson Obus, Vice President

                               (Page 5 of 5 Pages)